Exhibit 99.1

1550 Peachtree Street, N.W. Atlanta, Georgia 30309

NEWS RELEASE

Media	Investors
Tim Klein	Jeff Dodge
404-885-8555	404-885-8804
404-791-1983 (wireless)	jeff.dodge@equifax.com
tim.klein@equifax.com

Equifax Enhances Services to the Collections Industry by Acquiring Leading U.K. Collections Services and Recovery Software Company

ATLANTA – January 16, 2014 – Equifax Inc., (NYSE:EFX) a global information solutions provider, announced today the acquisition of TDX Group, the United Kingdom’s largest debt placement services and debt management platform company for £200 million (approximately $327 million) from Investcorp and TDX’s co-founders. The transaction is subject to certain customary post-closing adjustments.

With the acquisition, Equifax expands its capabilities within the collections segment and by adding TDX’s technology, software, services and platforms, it will be able to expand its capabilities in other markets.   Lenders and creditors across multiple industry verticals will benefit from the combined strength of the global resources and experience of Equifax and TDX’s leading debt placement and recovery management systems.

“Our customers are looking for end-to-end solutions that streamline their collections processes, as well as deeper insights and analytics, to optimize their efforts,” said Paulino R. Barros, President of Equifax International. “The combination of our expertise in cutting-edge technology and global resources, the common customer relationships we have with TDX, and the unparalleled collections expertise TDX brings, will drive significant revenue growth and move Equifax to the forefront of this growing industry worldwide.”

Founded in 2004, TDX provides businesses with technology, data and advisory solutions to improve debt liquidation and the fair treatment of consumers in financial arrears. Based in Nottingham, TDX is the leader in the UK debt placement and recovery industry and has a rapidly growing global presence.  TDX’s unique data assets and proven product suite enable the company to anticipate market movements, and maintain a competitive advantage through investments in innovation and technology.

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“This is a very exciting transaction,” said Mark Sanders, CEO of TDX.   “Equifax and TDX have very complementary data assets, as well as a shared customer base of long-standing company relationships looking for improved collection services and capabilities.  We see significant opportunities to work together to deliver innovative, value-creating solutions to the market and the integration of the two companies’ strengths will help us respond to a significant customer-driven opportunity, to use data, technology and insight to improve performance, compliance, and to deliver improved customer and consumer experiences.”

The acquisition of TDX Group is expected to be non-dilutive in 2014 to Equifax adjusted earnings per share, excluding the impact of acquisition-related amortization expense (adjusted earnings per share, a non-GAAP measure), and accretive thereafter. TDX’s 2013 revenue was approximately $90 million, as reported under U.S. GAAP.

About Equifax

Equifax is a global leader in consumer, commercial and workforce information solutions that provide businesses of all sizes and consumers with insight and information they can trust. Equifax organizes and assimilates data on more than 600 million consumers and 81 million businesses worldwide.  The company’s significant investments in differentiated data, its expertise in advanced analytics to explore and develop new multi-source data solutions, and its leading-edge proprietary technology enable it to create and deliver unparalleled customized insights that enrich both the performance of businesses and the lives of consumers.

Headquartered in Atlanta, Equifax operates or has investments in 19 countries and is a member of Standard & Poor's (S&P) 500® Index.  Its common stock is traded on the New York Stock Exchange (NYSE) under the symbol EFX. In 2013, Equifax was named a Bloomberg BusinessWeek Top 50 company, was #3 in Fortune's Most Admired list in its category, and was named to InfoWeek 500 as well as the FinTech 100. For more information, please visit www.equifax.com.

Forward-Looking Statements

This document may contain forward-looking statements.  Various known and unknown risks, uncertainties and other factors could lead to material differences between the actual future results, financial situation, development or performance of Equifax and the information contained in this release.  These factors include, but are not limited to, the ability to integrate successfully the purchased business and operations of TDX within Equifax or to realize synergies from such integration; costs related to the acquisition; expectations regarding diluted EPS, EPS accretion and revenue resulting from or attributable to the acquisition; customer acceptance of the products and services to be offered; growth prospects in the global debt placement and recovery management systems market; the competitive and general economic environment of the industries in which Equifax operates or will operate following the acquisition; changes in, and the effects of, laws and regulations and government policies; exchange rates; and other risk factors discussed in Equifax's public reports filed with the SEC.  Equifax assumes no duty whatsoever to update these forward-looking statements or to conform them to future events or developments.

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